Exhibit 99.1

PetVivo Reports First Quarter of Fiscal 2023 Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (August 11, 2022) – PetVivo Holdings, Inc. (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the first quarter of fiscal 2023.

Highlights from the first quarter of 2023 and recent weeks include the following (all comparisons are with the first quarter of 2022, unless otherwise indicated):

●	Entered into a Distribution and Sales Agreement with MWI Animal Health, a leading distributor of animal health products on June 17, 2022

●	Revenues of $58,174 in the first quarter of fiscal 2023, compared to revenues of $4,145 in the first quarter of fiscal 2022

Management Commentary

John Lai, CEO, commented, “I am happy to report that our investment in sales and marketing for our Spryng™ veterinarian device, with OsteoCushion Technology™ is beginning to yield positive results for us. We have now opened up accounts with veterinary clinics in 37 states.

I am also excited about the exclusive Distribution and Sales Agreement with MWI Animal Health (“MWI”), a leading distributor of animal health products and subsidiary of AmeriSource Bergen, which we entered into in June 2022. We view MWI as a strategic partner that will allow our company significant exposure to and penetration into the US animal health market. MWI has a network of distribution centers in key markets nationwide and over 400 territory managers. This new relationship will benefit the industry, the veterinarians who provide medical care, their patients, and pet owners alike.”

First Quarter Financial Results

Revenues. Revenue was $58,174 and $4,145 for three months ended June 30, 2022 and 2021, respectively, and consisted of Spryng™ sales to veterinary clinics. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased revenues in the three months ended June 30, 2022 compared to the same period in the prior year.

Cost of Sales. Cost of sales was $53,020 and $5,051 for the three months ended June 30, 2022 and 2021, respectively. Cost of sales includes product costs related to the sale of products and labor and overhead costs. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased costs of sales in the three months ended June 30, 2022 compared to the same period in the prior year.

Operating Expenses. Operating expenses were $1,917,247 and $517,613 for the three months ended June 30, 2022 and 2021, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased general and administrative expenses and sales and marketing expenses related to the sale of its Spryng™ product in the three months ended June 30, 2022 compared to the same period in the prior year.

Operating Loss. As a result of the foregoing, our operating loss was $1,966,093 and $518,519 for the three months ended June 30, 2022 and 2021, respectively. The increase in our operating loss was related to the costs to support the launch of Spryng™ and the incremental public company costs incurred in the three months ended June 30, 2022 compared to the same period in the prior year.

Other Income. Other income was $665 for the three months ended June 30, 2022 as compared to other income of $27,890 for the three months ended June 30, 2021. Other income in 2022 consisted of net interest income. Other income in 2021 consisted of the forgiveness of PPP Loan and accrued interest of $31,680 partially offset by interest expense of $3,790.

Net Loss. Our net loss for the three months ended June 30, 2022 was $1,965,428 or ($0.20) per share as compared to a net loss of $490,629 or ($0.07) per share for the three months ended June 30, 2021. The increase in our net loss was related to the costs to support the launch of Spryng™ and the incremental public company costs incurred in the three months ended June 30, 2022 compared to the same period in the prior year. The weighted average number of shares outstanding was 9,988,361 compared to 6,946,353 for the three months ended June 30, 2022 and 2021, respectively.

Balance Sheet and Inventory

At June 30, 2022, the Company had $4.4 million in cash and working capital of $3.8 million. The Company increased its inventory to $180,874 as of June 30, 2022 in order to support its expected revenue growth in 2023.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on PetVivo’s Investor Relations website at:

https://audience.mysequire.com/webinar-view?webinar_id=0e18ea79-05ed-4182-b814-7d38937752b5

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below:

Date: Thursday, August 11, 2022

Time: 4:00 p.m CT (5:00 pm ET)

Dial-in number: +1 (669) 444-9171

Conference ID: 93383649430

Passcode: 182084

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time-efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company’s biomaterials, products, production processes, and methods of use. The Company’s lead product is Spryng™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	March 31, 2022
	(Unaudited)

Assets:
Current Assets
Cash and cash equivalents	$4,378,668	$6,106,827
Accounts receivable	4,677	2,596
Inventory, net	180,874	98,313
Prepaid expenses and other assets	504,819	547,664
Total Current Assets	5,069,038	6,755,400

Property and Equipment, net	311,120	311,549

Other Assets:
Operating lease right-of-use	284,344	299,101
Patents and trademarks, net	46,225	48,452
Security deposit	12,830	12,830
Total Other Assets	343,399	360,383
Total Assets	$5,723,557	$7,427,332

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$477,947	$323,384
Accrued expenses	676,554	784,375
Operating lease liability – short term	59,492	59,178
Note payable and accrued interest	6,639	6,549
Total Current Liabilities	1,220,632	1,173,486
Other Liabilities
Note payable and accrued interest (net of current portion)	25,548	27,201
Operating lease liability (net of current portion)	224,852	239,923
Total Other Liabilities	250,400	267,124
Total Liabilities	1,471,032	1,440,610
Commitments and Contingencies (see Note 9)	-	-
Stockholders’ Equity:
Preferred stock, par value $0.001, 20,000,000 shares authorized, 0 and 0 shares issued and outstanding at June 30, 2022 and March 31, 2022	-	-
Common stock, par value $0.001, 250,000,000 shares authorized, 9,988,361 shares issued and outstanding at June 30, 2022 and March 31, 2022, respectively	9,988	9,988
Additional Paid-In Capital	69,334,386	69,103,155
Accumulated Deficit	(65,091,849)	(63,126,421)
Total Stockholders’ Equity	4,252,525	5,986,722
Total Liabilities and Stockholders’ Equity	$5,723,557	$7,427,332

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	June 30,	June 30,
	2022	2021

Revenues	$58,174	$4,145

Cost of Sales	53,020	5,051

Gross Profit (Loss)	5,154	(906)

Operating Expenses:

Sales and Marketing	656,569	49,731
General and administrative	1,243,022	330,945
Research and development	71,656	136,937
Total Operating Expenses	1,971,247	517,613

Operating Loss	(1,966,093)	(518,519)

Other Income (Expense)
Forgiveness of PPP loan and accrued interest	-	31,680
Interest income (expense)	665	(3,790)
Total Other Income	665	27,890

Loss before taxes	(1,965,428)	(490,629)

Income Tax Provision	-	-

Net Loss	$(1,965,428)	$(490,629)

Net Loss Per Share:
Basic and Diluted	$(0.20)	$(0.07)

Weighted Average Common Shares Outstanding:
Basic and Diluted	9,988,361	6,946,353